Intrepid Announces Third Quarter 2021 Results

DENVER, November 1, 2021 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the third quarter of 2021.

Key Takeaways for Q3 2021

•Potash and Trio® average net realized sales price(1) of $381 and $336 per ton respectively in Q3 2021, a year-over-year increase of $143 and $147 per ton, respectively. We expect potash price of approximately $495/ton and Trio® price of approximately $370/ton in Q4 2021.
•Net income of $4.0 million, or $0.30 per share
•Gross margin of $10.6 million, an increase of $10.9 million compared to the third quarter of 2020
•Cash flow from operations of $8.0 million in Q3 2021, a $13 million improvement over the prior year
•Adjusted EBITDA(1) of $13.1 million in Q3 2021, contributing to year to date cash flow from operations of $59.4 million
•Added a production shift at our East mine in September to incrementally increase production by approximately 50k tons over the next 12 months, with the potential to add another 50k tons based on continuing market improvement
•As of October 31, 2021, Intrepid had approximately $26 million in cash on hand and no outstanding debt on its $75 million revolving credit facility

"Third quarter, which is historically our lowest cash flow quarter of the year, was highlighted by higher fertilizer pricing, increasing oilfield sales, and solid improvements in cash flow generation compared to the prior year." said Bob Jornayvaz, Intrepid's Executive Chairman and CEO. "We announced another round of price increases in August for both our potash and Trio® products with good subscription from our historic customers, and expect to realize these higher price levels in the fourth quarter. Since that time, fertilizer pricing continued to move higher with spot pricing in the Midwest over $700/ton as supply remains tight after a strong first half. Unfortunately, the Carlsbad region had more than double its average rainfall during the HB evaporation season which led to higher potash production costs and an abnormal cost expense we recorded in the third quarter. The increased rainfall and reduced evaporation will decrease our potash production from that facility for the current harvest season. As we continue to monitor the effects of the impacted production, we may also incur higher potash cost of goods sold in the next few quarters. We plan to restart our HB operation in March 2022 and run for three months before returning to our normal summer shutdown in order to meet expected demand during this period of higher pricing and strong demand. On a positive note, we added a production shift at our East mine beginning in September to take advantage of strong demand for our Trio® products. We expect to add approximately 50k tons of production over the next 12 months with the potential of another 50k tons based on continuing market improvement."

Jornayvaz continued, "Oilfield activity remains strong as rising oil prices support increases in rigs and frac crews in the Delaware Basin. We saw sequential quarter increases in water and other oilfield revenues in the third quarter and our South Ranch water remains fully committed for 2021 with a good outlook for next year."

Consolidated Results

We generated third quarter 2021 net income of $4.0 million, or $0.30. Consolidated gross margin increased to $10.6 million compared to the prior year's gross deficit of $0.3 million. Year-to-date 2021 net income increased to $26.0 million, or $1.95 per share when compared to prior year period and adjusted net income was $13.9 million or $1.04 per share. Gross margin for the first nine months of 2021 increased to $33.9 million compared to prior year gross margin of $4.7 million. Adjusted net income and gross margin in both periods increased as higher average net realized sales prices for potash and Trio®, increased byproduct sales, and strong demand in agricultural markets drove improvements to overall results.

Third quarter 2021 gross margin was reduced by a $3.6 million abnormal production cost adjustment we recorded in the quarter in response to below average production at our HB solar solution mining facility. The Carlsbad, NM area received significant rainfall, well above historical averages, during the evaporation season, while humidity was higher and temperatures were cooler than normal during this period. This reduced our pond production and our ability to extract brine and led to fewer harvestable tons of potash in our HB solution ponds. We expect to produce approximately 70k tons at our HB facility during this harvest period, with our production season ending in mid-January. In response to the abnormal weather, we plan to restart production in mid-March and continue through May to meet historical potash demand during the spring season.

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except per ton data)
Sales	$31,673	$22,187	$112,944	$80,504
Gross margin	$4,525	$1,353	$23,329	$7,703

Potash sales volumes (in tons)	62	66	270	239
Potash production volumes (in tons)	37	61	201	202

Average potash net realized sales price per ton(1)	$381	$238	$319	$251

Potash segment gross margin increased $3.2 million and $15.6 million in the third quarter and first nine months of 2021, respectively, when compared to prior year periods, as continued rising prices drove improvements to the bottom line.

Potash revenue in the third quarter increased 43% compared to the same period in 2020, due to a 60% increase in our average net realized sales price per ton and a $1.5 million increase in byproduct sales, offset by a 6% decrease in potash tons sold. Average net realized sales price increased during the quarter as previously announced price increases took effect and spot pricing moved higher with limited supply pushing price up on a near weekly basis. Increased byproduct sales in the second quarter were driven by a $0.8 million increase in magnesium chloride sales as we had more product to sell in 2021 due to good evaporation during the summer of 2020. Byproduct salt and brine sales also improved compared to the prior year due to increased activity from oil and gas producers near our operations.

Third quarter potash production decreased compared to the prior year due to a later startup at our Wendover facility and reduced production at our HB facility due to lower ore grades as a result of the above average rainfall in recent months.

We recorded abnormal production costs of $3.6 million in the third quarter of 2021. The Carlsbad, New Mexico area where our HB solar solution mining facility is located, experienced unusually wet, humid weather, limiting the evaporation and extraction rates at our HB mine. The significant rainfall and reduced evaporation resulted in fewer harvestable tons of potash from our HB solution ponds.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except per ton data)
Sales	$20,827	$12,890	$71,444	$54,722
Gross margin (deficit)	$5,436	$(1,348)	$8,528	$(8,129)

Trio® sales volume (in tons)	46	40	191	180
Trio® production volume (in tons)	56	55	175	155

Average Trio® net realized sales price per ton(1)	$336	$189	$271	$197

Our Trio® segment generated a gross margin of $5.4 million and $8.5 million in the third quarter and first nine months of 2021, respectively, as higher average net realized sales price drove strong bottom line improvements in both periods.

Total sales increased 62% for the third quarter of 2021 compared to the prior year, due to the higher prices and a 15% increase in sales volumes. We announced a $50 per ton increase in Trio® price in August and expect to realize the majority of that increase in the fourth quarter of 2021.

Third quarter production volume was similar to the prior year as we continue to operate at reduced rates. Production for the first nine months of 2021 increased 13% compared to the prior year as we converted more tons of work-in-process inventory to premium Trio®.

Oilfield Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Sales	$6,708	$3,050	$14,293	$13,539
Gross margin	$647	$(313)	$2,058	$5,142

Oilfield solutions sales increased $3.7 million in the third quarter of 2021, compared to the same period in 2020, due to a $2.4 million increase in water sales, a $0.5 million increase in caliche sales, a $0.4 million increase in produced water royalties, and a $0.2 million increase in surface use, right-of way and easement revenues. Year-to-date oilfield sales increased $0.8 million as improved produced water and surface use revenues were partially offset by a $1.2 million decrease in water sales.

Gross margin for the third quarter increased $1.0 million compared to the prior year as improved activity was partially offset by increased costs of goods sold. Costs of goods sold for both the three and nine months of 2021 increased as we were required to purchase more third-party water to augment our existing water rights to successfully meet the increasing and significant daily refresh rates of our customer's fracs on our South Ranch.

Liquidity

Cash provided by operations was $8.0 million during the third quarter of 2021 and $59.4 million for the first nine months of 2021. Cash used in investing activities was $6.4 million for the first nine months of 2021, as $12.4 million spent on capital investments during 2021 was partially offset by $6.0 million in proceeds from the sale of land in the second quarter.

As of October 31, 2021, we have approximately $26 million in cash and cash equivalents, no outstanding borrowings, and $74.0 million available to borrow under our revolving credit facility.

Notes

1 Adjusted net income (loss), adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for November 2, 2021, at 12:00 p.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 8017.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of Intrepid's products and services;
•challenges and legal proceedings related to Intrepid's water rights;
•Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and Intrepid's ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•Intrepid's ability to prevail in outstanding legal proceedings against it;
•Intrepid's ability to comply with the terms of its revolving credit facility, including the underlying covenants, to avoid a default under the agreement;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•Intrepid's inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Vice President - Finance
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales	$59,153	$38,078	$198,504	$148,512
Less:
Freight costs	7,911	7,802	30,104	28,397
Warehousing and handling costs	2,066	2,315	7,076	7,284
Cost of goods sold	34,974	27,045	123,815	104,100
Lower of cost or net realizable value inventory adjustments	—	1,224	—	4,015
Costs associated with abnormal production	3,594	—	3,594	—
Gross Margin (Deficit)	10,608	(308)	33,915	4,716

Selling and administrative	5,890	6,750	18,293	20,022
Accretion of asset retirement obligation	441	434	1,323	1,303
Litigation settlement	—	—	—	10,075
Loss (gain) on sale of assets	5	21	(2,560)	(4,441)
Other operating income (expense)	192	237	(385)	495
Operating Income (Loss)	4,080	(7,750)	17,244	(22,738)

Other Income (Expense)
Interest expense, net	(82)	(2,450)	(1,426)	(3,877)
Other income	25	25	42	129
Gain on extinguishment of debt	—	—	10,113	—
Income (Loss) Before Income Taxes	4,023	(10,175)	25,973	(26,486)

Income Tax Benefit	—	—	—	42
Net Income (Loss)	$4,023	$(10,175)	$25,973	$(26,444)

Weighted Average Shares Outstanding:
Basic	13,123	13,006	13,089	12,981
Diluted	13,367	13,006	13,352	12,981
Earnings Per Share:
Basic	$0.31	$(0.78)	$1.98	$(2.04)
Diluted	$0.30	$(0.78)	$1.95	$(2.04)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$25,637	$19,515
Accounts receivable:
Trade, net	32,731	22,795
Other receivables, net	3,449	1,577
Inventory, net	76,828	88,673
Prepaid expenses and other current assets	4,539	3,228
Total current assets	143,184	135,788

Property, plant, equipment, and mineral properties, net	339,986	355,497
Water rights	19,184	19,184
Long-term parts inventory, net	29,067	28,900
Other assets, net	10,403	10,819
Total Assets	$541,824	$550,188

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,593	$7,278
Accrued liabilities	22,202	12,701
Accrued employee compensation and benefits	8,466	4,422
Current portion of long-term debt, net	—	10,000
Other current liabilities	34,830	32,816
Total current liabilities	75,091	67,217

Advances on credit facility	—	29,817
Long-term debt, net	—	14,926
Asset retirement obligation	25,221	23,872
Operating lease liabilities	1,163	2,136
Other non-current liabilities	1,129	961
Total Liabilities	102,604	138,929

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,124,110 and 13,049,820 shares outstanding
at September 30, 2021, and December 31, 2020, respectively	13	13
Additional paid-in capital	658,825	656,837
Accumulated deficit	(219,618)	(245,591)
Total Stockholders' Equity	439,220	411,259
Total Liabilities and Stockholders' Equity	$541,824	$550,188

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$4,023	$(10,175)	$25,973	$(26,444)
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for doubtful accounts	—	—	—	275
Depreciation, depletion and amortization	8,430	8,748	26,509	26,377
Accretion of asset retirement obligation	441	434	1,323	1,303
Amortization of deferred financing costs	60	196	254	357
Amortization of intangible assets	80	80	241	241
Stock-based compensation	634	986	2,289	2,981
Lower of cost or net realizable value inventory adjustments	—	1,224	—	4,015
Loss (gain) on disposal of assets	5	21	(2,560)	(4,441)
Allowance for parts inventory obsolescence	—	—	—	492
Other	—	—	—	(116)
Gain on extinguishment of debt	—	—	(10,113)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(9,701)	(4,015)	(9,936)	203
Other receivables, net	(979)	(593)	(1,872)	(1,328)
Inventory, net	(2,089)	(5,761)	11,678	3,100
Prepaid expenses and other current assets	(1,643)	(1,743)	(1,148)	(313)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	9,231	2,543	15,254	4,071
Operating lease liabilities	(555)	(645)	(1,616)	(1,695)
Other liabilities	50	3,639	3,147	9,409
Net cash provided by (used in) operating activities	7,987	(5,061)	59,423	18,487

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(5,811)	(3,442)	(12,437)	(14,087)
Long-term investment	—	—	—	(3,500)
Proceeds from sale of assets	—	—	6,042	4,786
Net cash used in investing activities	(5,811)	(3,442)	(6,395)	(12,801)

Cash Flows from Financing Activities:
Debt prepayment costs	—	(1,869)	(505)	(1,869)
Repayments of long-term debt	—	(15,000)	(15,000)	(35,000)
Payments of financing lease	—	—	(1,258)	—
Proceeds from short-term borrowings on credit facility	—	—	—	10,000
Repayments of short-term borrowings on credit facility	(29,817)	—	(29,817)	—
Capitalized debt fees	—	—	—	(36)
Employee tax withholding paid for restricted stock upon vesting	(2)	78	(382)	(96)
Proceeds from loan under CARES Act	—	—	—	10,000
Proceeds from exercise of stock options	30	—	81	—
Net cash used in financing activities	(29,789)	(16,791)	(46,881)	(17,001)

Net Change in Cash, Cash Equivalents and Restricted Cash	(27,613)	(25,294)	6,147	(11,315)
Cash, Cash Equivalents and Restricted Cash, beginning of period	53,944	35,218	20,184	21,239
Cash, Cash Equivalents and Restricted Cash, end of period	$26,331	$9,924	$26,331	$9,924

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(In thousands, except per share amounts)

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Net Income (Loss)	$4,023	$(10,175)	$25,973	$(26,444)
Adjustments
Litigation Settlement	—	—	—	10,075
Loss (gain) on sale of assets	5	21	(2,560)	(4,441)
Gain on extinguishment of debt	—	—	(10,113)	—
Write-off of deferred financing fees	—	—	60	—
Make-whole payment	—	—	505	—
Total adjustments	5	21	(12,108)	5,634
Adjusted Net Income (Loss)	$4,028	$(10,154)	$13,865	$(20,810)

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income (Loss) Per Diluted Share	$0.30	$(0.78)	$1.95	$(2.04)
Adjustments
Litigation Settlement	—	—	—	0.78
Loss (gain) on sale of assets	—	—	(0.19)	(0.34)
Gain on extinguishment of debt	—	—	(0.76)	—
Write-off of deferred financing fees	—	—	—	—
Make-whole payment	—	—	0.04	—
Total adjustments	—	—	(0.91)	0.44
Adjusted Net Income (Loss) Per Diluted Share	$0.30	$(0.78)	$1.04	$(1.60)

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Net Income (Loss)	$4,023	$(10,175)	$25,973	$(26,444)
Litigation settlement	—	—	—	10,075
Loss (gain) on sale of assets	5	21	(2,560)	(4,441)
Gain on extinguishment of debt	—	—	(10,113)	—
Interest expense	82	2,450	1,426	3,877
Income tax benefit	—	—	—	(42)
Depreciation, depletion, and amortization	8,430	8,748	26,509	26,377
Amortization of intangible assets	80	80	241	241
Accretion of asset retirement obligation	441	434	1,323	1,303
Total adjustments	9,038	11,733	16,826	37,390
Adjusted EBITDA	$13,061	$1,558	$42,799	$10,946

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2021		2020
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$31,673	$20,827	$22,187	$12,890
Less: Segment byproduct sales	5,100	1,332	3,612	1,449
Freight costs	2,879	4,038	2,891	3,878
Subtotal	$23,694	$15,457	$15,684	$7,563

Divided by:
Tons sold	62	46	66	40
Average net realized sales price per ton	$381	$336	$238	$189

	Nine Months Ended September 30,
	2021		2020
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$112,944	$71,444	$80,504	$54,722
Less: Segment byproduct sales	15,696	3,096	10,562	3,248
Freight costs	11,174	16,515	10,021	15,935
Subtotal	$86,074	$51,833	$59,921	$35,539

Divided by:
Tons sold	270	191	239	180
Average net realized sales price per ton	$319	$271	$251	$197

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER
30, 2021 AND 2020
(In thousands)

	Three Months Ended September 30, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$26,573	$—	$—	$(55)	$26,518
Trio®	—	19,495	—	—	19,495
Water	263	1,310	4,382	—	5,955
Salt	2,540	22	—	—	2,562
Magnesium Chloride	1,921	—	—	—	1,921
Brine Water	376	—	301	—	677
Other	—	—	2,025	—	2,025
Total Revenue	$31,673	$20,827	$6,708	$(55)	$59,153

	Nine Months Ended September 30, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$97,248	$—	$—	$(177)	$97,071
Trio®	—	68,348	—	—	68,348
Water	1,942	2,808	9,507	—	14,257
Salt	6,587	288	—	—	6,875
Magnesium Chloride	5,829	—	—	—	5,829
Brine Water	1,338	—	735	—	2,073
Other	—	—	4,051	—	4,051
Total Revenue	$112,944	$71,444	$14,293	$(177)	$198,504

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER
30, 2021 AND 2020
(In thousands)

	Three Months Ended September 30, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$18,575	$—	$—	$(49)	$18,526
Trio®	—	11,441	—	—	11,441
Water	262	1,312	2,037	—	3,611
Salt	1,995	137	—	—	2,132
Magnesium Chloride	1,127	—	—	—	1,127
Brine Water	228	—	105	—	333
Other	—	—	908	—	908
Total Revenue	$22,187	$12,890	$3,050	$(49)	$38,078

	Six Months Ended June 30, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$69,942	$—	$—	$(253)	$69,689
Trio®	—	51,474	—	—	51,474
Water	957	2,963	10,727	—	14,647
Salt	5,792	285	—	—	6,077
Magnesium Chloride	2,838	—	—	—	2,838
Brine Water	975	—	297	—	1,272
Other	—	—	2,515	—	2,515
Total Revenue	$80,504	$54,722	$13,539	$(253)	$148,512

Three Months Ended September 30, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$31,673	$20,827	$6,708	$(55)	$59,153
Less: Freight costs	3,928	4,038	—	(55)	7,911
Warehousing and handling costs	1,241	825	—	—	2,066
Cost of goods sold	18,385	10,528	6,061	—	34,974
Costs associated with abnormal production	3,594	—	0	—	3,594
Gross Margin	$4,525	$5,436	$647	$—	$10,608
Depreciation, depletion, and amortization incurred[1]	$6,257	$1,321	$818	$114	$8,510

Nine Months Ended September 30, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$112,944	$71,444	$14,293	$(177)	$198,504
Less: Freight costs	13,766	16,515	—	(177)	30,104
Warehousing and handling costs	4,004	3,072	—	—	7,076
Cost of goods sold	68,251	43,329	12,235	—	123,815
Costs associated with abnormal production	3,594	—	—	—	3,594
Gross Margin	$23,329	$8,528	$2,058	$—	$33,915
Depreciation, depletion, and amortization incurred[1]	$19,895	$4,204	$2,206	$445	$26,750

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER
30, 2021 AND 2020
(In thousands)

Three Months Ended September 30, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$22,187	$12,890	$3,050	$(49)	$38,078
Less: Freight costs	3,973	3,878	—	(49)	7,802
Warehousing and handling costs	1,173	1,142	—	—	2,315
Cost of goods sold	14,928	8,754	3,363	—	27,045
Lower of cost or net realizable value inventory adjustments	760	464	—	—	1,224
Gross Margin (Deficit)	$1,353	$(1,348)	$(313)	$—	$(308)
Depreciation, depletion, and amortization incurred[1]	$6,430	$1,531	$657	$210	$8,828

Nine Months Ended September 30, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$80,504	$54,722	$13,539	$(253)	$148,512
Less: Freight costs	12,700	15,950	—	(253)	28,397
Warehousing and handling costs	3,673	3,611	—	—	7,284
Cost of goods sold	55,298	40,405	8,397	—	104,100
Lower of cost or net realizable value inventory adjustments	1,130	2,885	—	—	4,015
Gross Margin (Deficit)	$7,703	$(8,129)	$5,142	$—	$4,716
Depreciation, depletion and amortization incurred[1]	$19,485	$4,556	$1,945	$632	$26,618
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.